Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d--1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the common shares without par value of Burcon NutraScience Corporation and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Suen Cho Hung, Paul

Date: 22 September 2017

Signature:	/s/ Suen Cho Hung, Paul
Name:	Suen Cho Hung, Paul

ACE WAY GLOBAL LIMITED

Date: 22 September 2017

For and on behalf of Ace Way Global Limited

Signature:	/s/ Suen Cho Hung, Paul
Name:	Suen Cho Hung, Paul
Title:	Director

ACE PRIDE HOLDINGS LIMITED

Date: 22 September 2017

For and on behalf of Ace Pride Holdings Limited

For and on behalf of Ace Way Global Limited
Signature:	/s/ Suen Cho Hung, Paul
Name:	Suen Cho Hung, Paul
Title:	Director